Exhibit 11.1

COMPUTATION OF EARNINGS (LOSSES) PER SHARE


                                      For The Year Ended December 31,                     For the Nine Months
                                         1995            1996                           Ended September 30, 1997
Primary
 Net Income (loss) available
 to common shareholders                    11,000          445,000                              (2,601,000)
Weighted avg. common shares
 outstanding                            1,469,000        1,945,000                               2,407,000
Common stock equivalents:
     stock options and warrants           225,000          217,000                             Antidilutive
                                     --------------------------------                    ----------------------
Weighted avg. common and common         1,694,000        2,162,000                               2,407,000
 equivalent shares outstanding         ================================                    =====================

Net income (loss) per common                 0.01            0.20                                    (1.08)
 and equivalent share:


Fully Diluted

Net Income (loss) available
 to common shareholders                    11,000          503,000                              (2,601,000)
Weighted avg. common shares
 outstanding                            1,469,000        1,945,000                               2,407,000
Conversion of Preferred Stock        Antidilutive          321,000                                       -
Common stock equivalents:
     stock options and warrants           225,000          452,000                            Antidilutive
                                   -----------------------------------                     --------------------
Weighted avg. common and common
 equivalent shares outstanding           1,694,000        2,718,000                               2,407,000
                                   ===================================                     ====================

Net income (loss) per common
 and equivalent share:                        0.01             0.18                                   (1.08)